News Release

Contact: W. Michael Madden

Senior Vice President & CFO

(615) 872-4800

KIRKLAND’S REPORTS FOURTH QUARTER SALES

Comparable Store Sales Increase 10.2% for Fourth Quarter and Increase 8.4% for Fiscal 2009

NASHVILLE, Tenn. (February 4, 2010) — Kirkland’s, Inc. (NASDAQ: KIRK) today reported sales for the 13-week and 52-week periods ended January 30, 2010.

Net sales for the 13-week period ended January 30, 2010, were $142.8 million compared with $133.6 million for the 13-week period ended January 31, 2009. Comparable store sales for the fourth quarter of fiscal 2009 increased 10.2% compared with a 5.3% increase in the prior-year quarter.

Net sales for the 52-week period ended January 30, 2010, were $406.2 million compared with $391.3 million for the 52-week period ended January 31, 2009. Comparable store sales for fiscal 2009 increased 8.4% compared with a 3.6% increase in fiscal 2008. The Company opened 18 stores and closed 38 during fiscal 2009, ending the year with 279 stores.

Robert Alderson, Kirkland’s President and Chief Executive Officer, said, “The fourth quarter is the most important of the year for us, and our customers responded favorably to our seasonal and core merchandise assortments. Sales were above plan both during and after the holiday selling season. As we had expected and planned, the holiday sales environment was less promotional than last year.”

Kirkland’s, Inc. was founded in 1966 and is a specialty retailer of home décor in the United States.  Although originally focused in the Southeast, the Company has grown beyond that region and currently operates 279 stores in 29 states.  The Company’s stores present a broad selection of distinctive merchandise, including framed art, mirrors, candles, lamps, picture frames, accent rugs, garden accessories and artificial floral products.  The Company’s stores also offer an extensive assortment of gifts, as well as seasonal merchandise.  More information can be found at www.kirklands.com.

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause Kirkland’s actual results to differ materially from forecasted results. Those risks and uncertainties include, among other things, the competitive environment in the home décor industry in general and in Kirkland’s specific market areas, inflation, product availability and growth opportunities, seasonal fluctuations, and economic conditions in general. Those and other risks are more fully described in Kirkland’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K filed on April 20, 2009. Kirkland’s disclaims any obligation to update any such factors or to publicly announce results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.